UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2007

CHINA HOUSING & LAND DEVELOPMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51429	20-1334845
State or Other Jurisdiction of Incorporation	Commission File Number	I.R.S. Identification Number

6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'An, Shaanxi Province
China 710054
(Address of principal executive offices) (zip code)

86-029-82582632
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On May 7, 2007, China Housing & Land Development, Inc. (the "Company"), entered into securities purchase agreements with accredited investors, and on May 9, 2007 (the “Closing Date”), the Company completed the sale of $25,006,978 of common stock of the Company ("Common Stock") and common stock purchase warrants (the "Warrants"). The securities sold were an aggregate of 9,261,847 shares of Common Stock and 2,778,554 Warrants. Each Warrant is exercisable for a period of five (5) years at an exercise price of $4.50 per share. Cantor Fitzgerald & Co. acted as the placement agent of the transaction. All of these securities were sold pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder.

The Company is obligated to file a registration statement registering the resale of shares of the Company's Common Stock and those issuable upon exercise of the Warrants. If the registration statement is not filed within 45 days from the Closing Date, or declared effective within 180 days following the Closing Date, or if the registration ceases to be effective for more than thirty (30) trading days, the Company is obligated to pay the investors certain fees per month in the amount of 1% of the principal amount invested.

In connection with the offering, the Company paid a placement fee of 7% of the proceeds in cash.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement
10.2	Form of Common Stock Purchase Warrant
10.3	Form of Registration Rights Agreement
99.1	Press release issued on May 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA HOUSING & LAND DEVELOPMENT INC.

Dated: May 10, 2007	By:	/s/ Lu Pingi
Name: Lu Pingji Title: Chief Executive Officer